    EXHIBIT 99.1

WESTERN MIDSTREAM ANNOUNCES
SECOND-QUARTER 2024 RESULTS
•Reported second-quarter 2024 Net income attributable to limited partners of $369.8 million, generating second-quarter Adjusted EBITDA(1) of $578.1 million.
•Reported second-quarter 2024 Cash flows provided by operating activities of $631.4 million, generating second-quarter Free cash flow(1) of $424.8 million.
•Announced a second-quarter Base Distribution of $0.875 per unit, or $3.50 per unit on an annualized basis, which is in-line with the prior-quarter’s Base Distribution.
HOUSTON—(PR NEWSWIRE)—August 7, 2024 – Today Western Midstream Partners, LP (NYSE: WES) (“WES” or the “Partnership”) announced second-quarter 2024 financial and operating results. Net income (loss) attributable to limited partners for the second quarter of 2024 totaled $369.8 million, or $0.97 per common unit (diluted), with second-quarter 2024 Adjusted EBITDA(1) totaling $578.1 million. Second-quarter 2024 Cash flows provided by operating activities totaled $631.4 million, and second-quarter 2024 Free cash flow(1) totaled $424.8 million.
RECENT HIGHLIGHTS
•Gathered record natural-gas throughput in the Delaware and DJ Basins of 1.9 Bcf/d and 1.5 Bcf/d, respectively, representing 6-percent sequential-quarter increases from both basins.
•Gathered record total operated crude-oil and NGLs throughput of 396 MBbls/d, representing a 6-percent sequential-quarter increase.
•Gathered record Delaware Basin crude-oil and NGLs throughput of 241 MBbls/d, representing a 7-percent sequential-quarter increase.
•Achieved sequential-quarter throughput growth for crude-oil and NGLs in the DJ Basin of 5-percent.
•Executed multiple commercial agreements with new and existing third-party customers for natural-gas and produced-water gathering in the Delaware Basin.

•Executed an amendment to DCP Midstream’s, now Phillips 66’s (“P66”), natural-gas processing agreement in the DJ Basin to extend the original firm-processing capacity of 175 MMcf/d from 2027 to 2029. Additionally, this multi-year amendment provides P66 with an incremental 200 MMcf/d of firm-processing capacity, primarily supported by minimum-volume commitments, starting in 2026.
•Subsequent to quarter-end, executed agreements with various customers supporting The Williams Companies’ Mountain West Pipeline expansion to provide up to 110 MMcf/d of natural-gas firm-processing capacity at our Chipeta facility in the Uinta Basin.
•Subsequent to quarter-end, executed a multi-year natural-gas processing agreement with Kinder Morgan, Inc. (“Kinder Morgan”) in support of its Altamont Green River Pipeline project providing for up to 150 MMcf/d of firm-processing capacity at our Chipeta processing facility in the Uinta Basin.
•As previously announced, closed the sale of the Marcellus Interest gathering system early in the second-quarter.
•As previously announced, repurchased $134.9 million of senior notes in the open market during the second quarter, bringing the year-to-date total to $150.0 million at an average of 96% of par.
•Reduced total debt by $762.6 million since year-end 2023 with asset sale proceeds, which helped achieve our long-term net leverage threshold of 3.0x earlier than expected.
On August 14, 2024, WES will pay its second-quarter 2024 per-unit Base Distribution of $0.875, which is in-line with the prior quarter’s Base Distribution. Second-quarter 2024 Free cash flow(1) after distributions totaled $84.0 million. Second-quarter 2024 capital expenditures(2) totaled $207.5 million.
Second-quarter 2024 natural-gas throughput(3) averaged 5.0 Bcf/d, flat quarter-over-quarter due to strong throughput growth in our core basins offset by the sale of the Marcellus assets early in the second-quarter. Second-quarter 2024 operated throughput from natural-gas assets averaged 4.6 Bcf/d, representing a 3-percent sequential-quarter increase. Second-quarter 2024 throughput for crude-oil and NGLs assets(3) averaged 515 MBbls/d, representing a 9-percent sequential-quarter decrease as a result of the equity investments asset sales which closed throughout the first quarter. Second-quarter 2024 operated throughput from crude-oil and NGLs assets averaged 396 MBbls/d, representing a 6-percent sequential-quarter increase. Second-quarter 2024 throughput for produced-water assets(3) averaged 1,080 MBbls/d, representing a 4-percent sequential-quarter decrease.
“The second quarter was another strong quarter operationally for WES, with robust system operability contributing to operated natural-gas and crude-oil and NGLs throughput growth,” said

Michael Ure, President and Chief Executive Officer. “As a result, we experienced several throughput records during the quarter including record throughput for natural-gas in both the Delaware and DJ Basins, record total operated crude-oil and NGLs throughput, and record Delaware Basin crude-oil and NGLs throughput. Additionally, we experienced sequential-quarter throughput growth for both natural-gas and crude-oil and NGLs from our Powder River Basin assets of 5-percent and 9-percent, respectively. When taken together, this continued growth gives us confidence in our increased throughput expectations for all products for the year.”
“As expected, second-quarter Adjusted EBITDA declined 5-percent sequentially due to lower distributions from equity investments as a result of the previously announced asset divestitures, higher seasonally-driven operation and maintenance expense, and more normalized property and other taxes. We anticipate throughput to continue to grow throughout the remainder of the year, which will drive 2024 Adjusted EBITDA and Free cash flow towards the high end of our previously disclosed guidance ranges.”
“During the second quarter, our commercial teams successfully executed numerous agreements with both new and existing customers in our most active basins. In the Delaware Basin, we executed several third-party natural-gas and produced-water gathering agreements, which will begin to benefit WES in the second half of 2024, and to a larger extent, in 2025. Additionally, we executed numerous agreements in both the DJ and Uinta Basins. We are excited to see a return to growth in these basins, and in fact, if these agreements are fully utilized, we could potentially see our plants reach full utilization starting in 2026. In the Powder River Basin, we continue to experience increased throughput from existing customers on our system as we fully integrate the Meritage assets, and customers begin to allocate incremental capital to the basin.”
“Focusing on our capital-return framework, since our January 2020 bond offering, we have reduced our senior notes on a net basis by $942.6 million, paid out approximately $3.5 billion to unitholders through Base and Enhanced Distributions, and bought back over $1.1 billion of our common units, or 15-percent of the unaffected unit count. Going forward, we will continue to prudently allocate capital to efficiently grow our business through expansion-oriented capital spending and accretive M&A. Finally, we expect to use the Base Distribution, and our Enhanced Distribution framework, as the primary tools for returning incremental capital to unitholders. We believe our strong operating model, prudent capital allocation principles, and our transparent capital-return framework will further position WES as a leader within the midstream space,” concluded Mr. Ure.

CONFERENCE CALL TOMORROW AT 1:00 P.M. CT
WES will host a conference call on Thursday, August 8, 2024, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) to discuss its second-quarter 2024 results. To access the live audio webcast of the conference call, please visit the investor relations section of the Partnership’s website at www.westernmidstream.com. A small number of phone lines are available for analysts; individuals should dial 800-836-8184 (Domestic) or 646-357-8785 (International) ten to fifteen minutes before the scheduled conference call time. A replay of the live audio webcast can be accessed on the Partnership’s website at www.westernmidstream.com for one year after the call.
For additional details on WES’s financial and operational performance, please refer to the earnings slides and updated investor presentation available at www.westernmidstream.com.
AUGUST CONFERENCE PARTICIPATION
Members of the WES management and investor relations teams will participate in the Citi One-on-One Midstream / Energy Infrastructure Conference in Las Vegas, Nevada on August 13 – 14, 2024. We will provide information on our conference participation for the remainder of the third quarter over the coming weeks.
ABOUT WESTERN MIDSTREAM
Western Midstream Partners, LP (“WES”) is a master limited partnership formed to develop, acquire, own, and operate midstream assets. With midstream assets located in Texas, New Mexico, Colorado, Utah, and Wyoming, WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas; gathering, stabilizing, and transporting condensate, natural-gas liquids, and crude oil; and gathering and disposing of produced water for its customers. In its capacity as a natural-gas processor, WES also buys and sells natural gas, natural-gas liquids, and condensate on behalf of itself and its customers under certain gas processing contracts. A substantial majority of WES’s cash flows are protected from direct exposure to commodity price volatility through fee-based contracts.
For more information about WES, please visit www.westernmidstream.com.
This news release contains forward-looking statements. WES’s management believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this news release. These factors include our ability to meet financial guidance or distribution expectations; our ability to safely and efficiently operate WES’s assets; the supply of, demand for, and price of oil, natural gas, NGLs, and related products or services; our ability to meet projected in-service dates for capital-growth projects; construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures; and the other factors described in the “Risk Factors” section of WES’s most-recent Form 10-K filed with the Securities and Exchange Commission and other public filings and press releases. WES undertakes no obligation to publicly update or revise any forward-looking statements.
______________________________________________________________
(1)Please see the definitions of the Partnership’s non-GAAP measures at the end of this release and reconciliation of GAAP to non-GAAP measures.
(2)Accrual-based, includes equity investments, excludes capitalized interest, and excludes capital expenditures associated with the 25% third-party interest in Chipeta.
(3)Represents total throughput attributable to WES, which excludes (i) the 2.0% limited partner interest in WES Operating owned by an Occidental subsidiary and (ii) for natural-gas throughput, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.

# # #
Source: Western Midstream Partners, LP

WESTERN MIDSTREAM CONTACTS

Daniel Jenkins
Director, Investor Relations
Investors@westernmidstream.com
866.512.3523

Rhianna Disch
Manager, Investor Relations
Investors@westernmidstream.com
866.512.3523

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
thousands except per-unit amounts	2024	2023	2024	2023
Revenues and other
Service revenues – fee based	$793,785	$661,506	$1,575,047	$1,309,373
Service revenues – product based	61,466	46,956	128,206	93,766
Product sales	50,111	29,659	89,403	68,684
Other	267	152	702	432
Total revenues and other	905,629	738,273	1,793,358	1,472,255
Equity income, net – related parties	27,431	42,324	60,250	81,345
Operating expenses
Cost of product	54,010	44,746	100,089	96,205
Operation and maintenance	223,319	183,431	418,258	357,670
General and administrative	62,933	53,405	130,772	104,522
Property and other taxes	17,429	18,547	31,349	25,378
Depreciation and amortization	163,432	143,492	321,423	288,118
Long-lived asset and other impairments	1,530	234	1,553	52,635
Total operating expenses	522,653	443,855	1,003,444	924,528
Gain (loss) on divestiture and other, net	59,342	(70)	298,959	(2,188)
Operating income (loss)	469,749	336,672	1,149,123	626,884
Interest expense	(90,522)	(86,182)	(185,028)	(167,852)
Gain (loss) on early extinguishment of debt	4,879	6,813	5,403	6,813
Other income (expense), net	4,213	2,872	6,559	4,087
Income (loss) before income taxes	388,319	260,175	976,057	469,932
Income tax expense (benefit)	755	659	2,277	2,075
Net income (loss)	387,564	259,516	973,780	467,857
Net income (loss) attributable to noncontrolling interests	8,916	6,595	22,302	11,291
Net income (loss) attributable to Western Midstream Partners, LP	$378,648	$252,921	$951,478	$456,566
Limited partners’ interest in net income (loss):
Net income (loss) attributable to Western Midstream Partners, LP	$378,648	$252,921	$951,478	$456,566
General partner interest in net (income) loss	(8,807)	(5,821)	(22,137)	(10,507)
Limited partners’ interest in net income (loss)	$369,841	$247,100	$929,341	$446,059
Net income (loss) per common unit – basic	$0.97	$0.64	$2.44	$1.16
Net income (loss) per common unit – diluted	$0.97	$0.64	$2.43	$1.16
Weighted-average common units outstanding – basic	380,491	384,614	380,258	384,542
Weighted-average common units outstanding – diluted	382,253	385,510	381,933	385,665

Western Midstream Partners, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

thousands except number of units	June 30, 2024	December 31, 2023
Total current assets	$1,068,290	$992,410
Net property, plant, and equipment	9,644,413	9,655,016
Other assets	1,467,798	1,824,181
Total assets	$12,180,501	$12,471,607
Total current liabilities	$634,120	$1,304,056
Long-term debt	7,138,092	7,283,556
Asset retirement obligations	371,501	359,185
Other liabilities	612,779	495,680
Total liabilities	8,756,492	9,442,477
Equity and partners’ capital
Common units (380,491,374 and 379,519,983 units issued and outstanding at June 30, 2024, and December 31, 2023, respectively)	3,271,033	2,894,231
General partner units (9,060,641 units issued and outstanding at June 30, 2024, and December 31, 2023)	12,192	3,193
Noncontrolling interests	140,784	131,706
Total liabilities, equity, and partners’ capital	$12,180,501	$12,471,607

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
thousands	2024	2023
Cash flows from operating activities
Net income (loss)	$973,780	$467,857
Adjustments to reconcile net income (loss) to net cash provided by operating activities and changes in assets and liabilities:
Depreciation and amortization	321,423	288,118
Long-lived asset and other impairments	1,553	52,635
(Gain) loss on divestiture and other, net	(298,959)	2,188
(Gain) loss on early extinguishment of debt	(5,403)	(6,813)
Change in other items, net	38,732	(10,738)
Net cash provided by operating activities	$1,031,126	$793,247
Cash flows from investing activities
Capital expenditures	$(405,653)	$(334,570)
Acquisitions from third parties	(443)	—
Contributions to equity investments - related parties	—	(132)
Distributions from equity investments in excess of cumulative earnings – related parties	24,303	23,179
Proceeds from the sale of assets to third parties	788,941	—
(Increase) decrease in materials and supplies inventory and other	(25,294)	(19,145)
Net cash provided by (used in) investing activities	$381,854	$(330,668)
Cash flows from financing activities
Borrowings, net of debt issuance costs	$(1,206)	$956,225
Repayments of debt	(143,852)	(918,332)
Commercial paper borrowings (repayments), net	(610,312)	—
Increase (decrease) in outstanding checks	14,172	(2,951)
Distributions to Partnership unitholders	(564,296)	(533,556)
Distributions to Chipeta noncontrolling interest owner	(1,678)	(3,470)
Distributions to noncontrolling interest owner of WES Operating	(11,546)	(11,131)
Unit repurchases	—	(7,102)
Other	(22,930)	(14,965)
Net cash provided by (used in) financing activities	$(1,341,648)	$(535,282)
Net increase (decrease) in cash and cash equivalents	$71,332	$(72,703)
Cash and cash equivalents at beginning of period	272,787	286,656
Cash and cash equivalents at end of period	$344,119	$213,953

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES

WES defines Adjusted gross margin attributable to Western Midstream Partners, LP (“Adjusted gross margin”) as total revenues and other (less reimbursements for electricity-related expenses recorded as revenue), less cost of product, plus distributions from equity investments, and excluding the noncontrolling interest owners’ proportionate share of revenues and cost of product.
WES defines Adjusted EBITDA attributable to Western Midstream Partners, LP (“Adjusted EBITDA”) as net income (loss), plus (i) distributions from equity investments, (ii) non-cash equity-based compensation expense, (iii) interest expense, (iv) income tax expense, (v) depreciation and amortization, (vi) impairments, and (vii) other expense (including lower of cost or market inventory adjustments recorded in cost of product), less (i) gain (loss) on divestiture and other, net, (ii) gain (loss) on early extinguishment of debt, (iii) income from equity investments, (iv) interest income, (v) income tax benefit, (vi) other income, and (vii) the noncontrolling interest owners’ proportionate share of revenues and expenses.
WES defines Free cash flow as net cash provided by operating activities less total capital expenditures and contributions to equity investments, plus distributions from equity investments in excess of cumulative earnings.
Below are reconciliations of (i) gross margin (GAAP) to Adjusted gross margin (non-GAAP), (ii) net income (loss) (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDA (non-GAAP), and (iii) net cash provided by operating activities (GAAP) to Free cash flow (non-GAAP), as required under Regulation G of the Securities Exchange Act of 1934. Management believes that Adjusted gross margin, Adjusted EBITDA, and Free cash flow are widely accepted financial indicators of WES’s financial performance compared to other publicly traded partnerships and are useful in assessing WES’s ability to incur and service debt, fund capital expenditures, and make distributions. Adjusted gross margin, Adjusted EBITDA, and Free cash flow as defined by WES, may not be comparable to similarly titled measures used by other companies. Therefore, WES’s Adjusted gross margin, Adjusted EBITDA, and Free cash flow should be considered in conjunction with net income (loss) attributable to Western Midstream Partners, LP and other applicable performance measures, such as gross margin or cash flows provided by operating activities.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Adjusted Gross Margin

	Three Months Ended
thousands	June 30, 2024	March 31, 2024
Reconciliation of Gross margin to Adjusted gross margin
Total revenues and other	$905,629	$887,729
Less:
Cost of product	54,010	46,079
Depreciation and amortization	163,432	157,991
Gross margin	688,187	683,659
Add:
Distributions from equity investments	32,970	48,337
Depreciation and amortization	163,432	157,991
Less:
Reimbursed electricity-related charges recorded as revenues	28,998	24,695
Adjusted gross margin attributable to noncontrolling interests (1)	19,741	20,240
Adjusted gross margin	$835,850	$845,052

Gross margin
Gross margin for natural-gas assets (2)	$516,253	$511,584
Gross margin for crude-oil and NGLs assets (2)	96,786	93,578
Gross margin for produced-water assets (2)	82,346	85,041
Adjusted gross margin
Adjusted gross margin for natural-gas assets	$601,443	$597,163
Adjusted gross margin for crude-oil and NGLs assets	138,894	150,269
Adjusted gross margin for produced-water assets	95,513	97,620
(1)Includes (i) the 25% third-party interest in Chipeta and (ii) the 2.0% limited partner interest in WES Operating owned by an Occidental subsidiary, which collectively represent WES’s noncontrolling interests.
(2)Excludes corporate-level depreciation and amortization.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Adjusted EBITDA

	Three Months Ended
thousands	June 30, 2024	March 31, 2024
Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$387,564	$586,216
Add:
Distributions from equity investments	32,970	48,337
Non-cash equity-based compensation expense	10,391	9,423
Interest expense	90,522	94,506
Income tax expense	755	1,522
Depreciation and amortization	163,432	157,991
Impairments	1,530	23
Other expense	37	112
Less:
Gain (loss) on divestiture and other, net	59,342	239,617
Gain (loss) on early extinguishment of debt	4,879	524
Equity income, net – related parties	27,431	32,819
Other income	4,213	2,346
Adjusted EBITDA attributable to noncontrolling interests (1)	13,276	14,415
Adjusted EBITDA	$578,060	$608,409
Reconciliation of Net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$631,418	$399,708
Interest (income) expense, net	90,522	94,506
Accretion and amortization of long-term obligations, net	(2,473)	(2,190)
Current income tax expense (benefit)	726	1,292
Other (income) expense, net	(4,213)	(2,346)
Distributions from equity investments in excess of cumulative earnings – related parties	5,270	19,033
Changes in assets and liabilities:
Accounts receivable, net	(28,436)	53,714
Accounts and imbalance payables and accrued liabilities, net	(13,338)	100,383
Other items, net	(88,140)	(41,276)
Adjusted EBITDA attributable to noncontrolling interests (1)	(13,276)	(14,415)
Adjusted EBITDA	$578,060	$608,409
Cash flow information
Net cash provided by operating activities	$631,418	$399,708
Net cash provided by (used in) investing activities	(14,995)	396,849
Net cash provided by (used in) financing activities	(567,550)	(774,098)
(1)Includes (i) the 25% third-party interest in Chipeta and (ii) the 2.0% limited partner interest in WES Operating owned by an Occidental subsidiary, which collectively represent WES’s noncontrolling interests.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Free Cash Flow

	Three Months Ended
thousands	June 30, 2024	March 31, 2024
Reconciliation of Net cash provided by operating activities to Free cash flow
Net cash provided by operating activities	$631,418	$399,708
Less:
Capital expenditures	211,864	193,789
Add:
Distributions from equity investments in excess of cumulative earnings – related parties	5,270	19,033
Free cash flow	$424,824	$224,952
Cash flow information
Net cash provided by operating activities	$631,418	$399,708
Net cash provided by (used in) investing activities	(14,995)	396,849
Net cash provided by (used in) financing activities	(567,550)	(774,098)

Western Midstream Partners, LP
OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	June 30, 2024	March 31, 2024	Inc/ (Dec)
Throughput for natural-gas assets (MMcf/d)
Gathering, treating, and transportation	438	606	(28)%
Processing	4,209	4,050	4%
Equity investments (1)	508	508	—%
Total throughput	5,155	5,164	—%
Throughput attributable to noncontrolling interests (2)	167	174	(4)%
Total throughput attributable to WES for natural-gas assets	4,988	4,990	—%
Throughput for crude-oil and NGLs assets (MBbls/d)
Gathering, treating, and transportation	396	374	6%
Equity investments (1)	130	202	(36)%
Total throughput	526	576	(9)%
Throughput attributable to noncontrolling interests (2)	11	11	—%
Total throughput attributable to WES for crude-oil and NGLs assets	515	565	(9)%
Throughput for produced-water assets (MBbls/d)
Gathering and disposal	1,102	1,149	(4)%
Throughput attributable to noncontrolling interests (2)	22	23	(4)%
Total throughput attributable to WES for produced-water assets	1,080	1,126	(4)%
Per-Mcf Gross margin for natural-gas assets (3)	$1.10	$1.09	1%
Per-Bbl Gross margin for crude-oil and NGLs assets (3)	2.02	1.78	13%
Per-Bbl Gross margin for produced-water assets (3)	0.82	0.81	1%

Per-Mcf Adjusted gross margin for natural-gas assets (4)	$1.33	$1.32	1%
Per-Bbl Adjusted gross margin for crude-oil and NGLs assets (4)	2.96	2.92	1%
Per-Bbl Adjusted gross margin for produced-water assets (4)	0.97	0.95	2%
(1)Represents our share of average throughput for investments accounted for under the equity method of accounting.
(2)Includes (i) the 2.0% limited partner interest in WES Operating owned by an Occidental subsidiary and (ii) for natural-gas assets, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.
(3)Average for period. Calculated as Gross margin for natural-gas assets, crude-oil and NGLs assets, or produced-water assets, divided by the respective total throughput (MMcf or MBbls) for natural-gas assets, crude-oil and NGLs assets, or produced-water assets.
(4)Average for period. Calculated as Adjusted gross margin for natural-gas assets, crude-oil and NGLs assets, or produced-water assets, divided by the respective total throughput (MMcf or MBbls) attributable to WES for natural-gas assets, crude-oil and NGLs assets, or produced-water assets.

Western Midstream Partners, LP
OPERATING STATISTICS (CONTINUED)
(Unaudited)

	Three Months Ended
	June 30, 2024	March 31, 2024	Inc/ (Dec)
Throughput for natural-gas assets (MMcf/d)
Operated
Delaware Basin	1,858	1,761	6%
DJ Basin	1,452	1,372	6%
Powder River Basin	426	406	5%
Other	898	978	(8)%
Total operated throughput for natural-gas assets	4,634	4,517	3%
Non-operated
Equity investments	508	508	—%
Other	13	139	(91)%
Total non-operated throughput for natural-gas assets	521	647	(19)%
Total throughput for natural-gas assets	5,155	5,164	—%
Throughput for crude-oil and NGLs assets (MBbls/d)
Operated
Delaware Basin	241	225	7%
DJ Basin	91	87	5%
Powder River Basin	25	23	9%
Other	39	39	—%
Total operated throughput for crude-oil and NGLs assets	396	374	6%
Non-operated
Equity investments	130	202	(36)%
Total non-operated throughput for crude-oil and NGLs assets	130	202	(36)%
Total throughput for crude-oil and NGLs assets	526	576	(9)%
Throughput for produced-water assets (MBbls/d)
Operated
Delaware Basin	1,102	1,149	(4)%
Total operated throughput for produced-water assets	1,102	1,149	(4)%